Exhibit 11

                                                   CCA INDUSTRIES, INC. AND SUBSIDIARIES

                                                  COMPUTATION OF EARNINGS PER SHARE

                                                                         (UNAUDITED)

                                                                                                         Three Months Ended                               Six Months Ended

                                                                                                                 May 31,                                                 May 31,

                                                                                                        2007                        2006                     2007                      2006

Item 6.

Weighted average shares outstanding -
Basic	7,006,882	7,013,723	7,004,643	7,092,082
Net effect of dilutive stock
options--based on the
treasury stock method
using average market price	79,911	108,897	85,931	117,359

Weighted average shares outstanding -
Diluted	7,086,793	7,122,620	7,090,574	7,209,441

Net Income	$1,292,921	$1,705,108	$1,765,669	$2,775,886

Per share amount
Basic	$0.18	$.24	$0.25	$0.39
Diluted	$0.18	$.24	$0.25	$0.39